NEWS RELEASE

Corning Natural Gas Holding Corporation Appoints New Chief Financial Officer

Corning, N.Y. (Monday July 13, 2020)- On July 6, 2020, Firouzeh Sarhangi retired as chief financial officer, (CFO) treasurer, and corporate secretary of Corning Natural Gas Holding Corporation (“Corning”). Ms. Sarhangi had served as CFO since 2006. The company thanks Fi for over 20 years of superior service in positions of ever-increasing responsibility. She oversaw the company’s accounting, regulatory, and treasury functions during a period of rapid growth that included the purchase of a combination electric and natural gas utility in Pennsylvania, the building of a new gas utility in Pennsylvania and an aggressive pipe replacement program at Corning Natural Gas.

On July 6, 2020, Charles Lenns joined as vice president, chief financial officer, and corporate secretary. Mr. Lenns, age 67, began his professional career in the tax practice of Ernst & Young, and served clients in the firm’s power and utilities tax and M&A practice. He was a partner with E&Y from 1989 until his retirement in 2012. Mr. Lenns then served as vice president-tax for Consolidated Edison Inc. from September 2012 until his retirement in December 2018. Following his retirement from Consolidated Edison, he provided accounting consulting services through Lenns Consulting Group, LLC until he joined Corning. Mr. Lenns is a graduate of the University of Scranton, where he currently teaches in the business school. He holds a law degree from Duquesne University Law School and is a certified public accountant.

Corning Natural Gas Holding Corporation is the parent company of its operating subsidiaries Corning Natural Gas, Pike County Light & Power, and Leatherstocking Gas Company. The subsidiaries provide natural gas and electric service to customers in New York and Pennsylvania.

From time-to-time, Corning Natural Gas Holding Corporation may produce forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, Corning Natural Gas Holding Corporation notes that a variety of factors could cause actual results and experiences to differ materially from anticipated results or other expectations expressed in any forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements.

Contact:

Mike German

607-936-3755

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